UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

DTS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road

Calabasas, CA, 91302

(Address of principal executive offices, with zip code)

(818) 436-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On December 1, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2016, among Tessera Technologies, Inc. (“Tessera”), DTS, Inc. (“DTS”), Tessera Holding Corporation (f/k/a Tempe Holdco Corporation) (“Tessera Holding”), Tempe Merger Sub Corporation (“Parent Merger Sub”) and Arizona Merger Sub Corporation (“Company Merger Sub,” and together with Parent Merger Sub, the “Merger Subs”), Tessera implemented a holding company reorganization whereby Parent Merger Sub merged with and into Tessera (the “Parent Merger”), with Tessera as the surviving corporation, and thereafter Company Merger Sub merged with and into DTS (the “Company Merger” and, together with the Parent Merger, the “Mergers”), with DTS as the surviving corporation. As a result of the Mergers, both DTS and Tessera became wholly owned subsidiaries of Tessera Holding. Following the Parent Merger, Tessera Holding, a Delaware corporation, became the successor issuer to Tessera, a Delaware corporation, pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the completion of the Company Merger, DTS established the DTS, Inc. 2016 Executive Retention Bonus Plan (the “Retention Plan”) and is expected to enter into letter agreements thereunder (the “Retention Agreements”) with Jon E. Kirchner and certain other executive officers who are expected to continue employment with DTS following completion of the Company Merger (collectively, the “DTS Executives”).

The terms of the Retention Plan provide that each DTS Executive who executes a Retention Agreement and is continuously employed with Tessera, DTS, Tessera Holding or one of their subsidiaries through the 18-month anniversary of the effective time of the Company Merger (the “Vesting Date”) will be entitled to receive payment of the DTS Executive’s retention bonus; provided, that if the DTS Executive’s employment is terminated (i) by Tessera, DTS, Tessera Holding or one of their subsidiaries (as applicable) without cause, (ii) by the DTS Executive for good reason or (iii) due to the DTS Executive’s death or disability at any time prior to the Vesting Date, the DTS Executive will be entitled to payment of a pro-rata portion of his or her retention bonus. The DTS Executive will immediately forfeit his or her retention bonus upon a termination of his or her employment for cause or his or her resignation without good reason at any time prior to the Vesting Date. Any amounts that are forfeited will not be reallocated to other DTS Executives. Under the Retention Plan, Mr. Kirchner is eligible to receive a retention bonus of $5,049,336 and the other DTS Executives may receive, in the aggregate, retention bonuses equal to $3,884,849. By executing the Retention Agreement, each DTS Executive acknowledges and agrees that the signing and consummation of the Company Merger and/or any change in such DTS Executive’s authority, duties, responsibilities or reporting relationship that is caused by such signing or consummation will not constitute “Good Reason” as defined in such DTS Executive’s existing executive employment agreement.

The Retention Plan and form of Retention Agreement are filed as Exhibits 10.1 and 10.2 hereto, respectively, each of which is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 1, 2016, DTS held its Special Meeting of Stockholders (the “Meeting”). Of the 17,848,590 shares of DTS’s common stock outstanding as of the record date of October 20, 2016, a total of 15,538,389 shares, or approximately 87.06% of DTS’s common stock, was represented at the Meeting in person or by proxy, which constituted a quorum. The stockholders considered three proposals at the meeting, each of which is described in more detail in DTS’s Definitive Proxy Statement filed with the SEC on October 21, 2016 and mailed to stockholders on or about October 24, 2016. The number of votes cast for and against (or withheld) and the number of abstentions and broker non-votes with respect to each proposal voted upon are set forth below.

Proposal 1. The stockholders approved a proposal to adopt the Merger Agreement (the “Merger Proposal”). The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
15,351,933	180,640	5,816	0

Proposal 2. The stockholders approved a proposal to approve, on a non-binding, advisory basis, merger-related compensation for DTS’s named executive officers. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
14,621,857	912,187	4,345	0

Proposal 3. The stockholders approved a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there were not sufficient votes at the time of the Meeting to approve the Merger Proposal. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
14,786,848	746,976	4,565	0

Although Proposal 3 was approved, adjournment of the Meeting was not necessary or appropriate because there were sufficient votes at the time of the Meeting to approve the Merger Proposal.

No other items were presented for stockholder approval at the Meeting.

Item 8.01 Other Events.

On December 1, 2016, Tessera Holding issued a press release announcing the completion of the Mergers. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	DTS, Inc. 2016 Executive Retention Bonus Plan

10.2	Form of Retention Agreement

99.1	Press Release, dated December 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2016

DTS, INC.

By:	/s/ Thomas Lacey
Name:	Thomas Lacey
Title:	President

EXHIBIT INDEX

Exhibit No.	Description

10.1	DTS, Inc. 2016 Executive Retention Bonus Plan

10.2	Form of Retention Agreement

99.1	Press Release, dated December 1, 2016